EXHIBIT 21.1



                    SUBSIDIARIES OF THE SMALL BUSINESS ISSUER


Following is a list of subsidiaries of the issuer.

NAME                         JURISDICTION OF              DOING BUSINESS AS:
                             INCORPORATION


Unity Wireless Systems       British Columbia, Canada     Unity Wireless Systems
   Corporation

371323 B.C. Ltd.             British Columbia, Canada     Inactive